Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Brian Gillman
	410 N. 44th St. Phoenix, AZ 85008		602-685-4051
Mesa Air Group, Inc. Receives Letter from Nasdaq Regarding Non-compliance With Minimum Bid Price Rule
PHOENIX, Ariz. (June 20, 2008) — Mesa Air Group, Inc. (“Mesa”) (Nasdaq: MESA) announced today that it received a Nasdaq Staff Determination letter (the “Notice”) on June 18, 2008 indicating that Mesa fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5) (the “Rule”). Therefore, in accordance with Marketplace Rule 4450(e)(2), Mesa has been provided 180 calendar days, or until December 15, 2008, to regain compliance. If, at anytime before December 15, 2008, the bid price of Mesa’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Mesa will have regained compliance with the Rule.
The Notice also states that if Mesa does not regain compliance with the Rule by December 15, 2008, Nasdaq Staff will provide Mesa written notification that its securities will be delisted. In the event of such a notification, Mesa intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing.
The Notice arises as a result of the fact that for the last 30 consecutive business days, the bid price of Mesa’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under the Rule.
About Mesa
Mesa currently operates 172 aircraft with over 900 daily system departures to 144 cities, 38 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US

Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go! This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. More information about Mesa is available at http://www.mesa-air.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.